Exhibit 10.1
Agreement on Sales of Associated Gas

Tbilisi	30 April 2009
1.	Parties to the Agreement

Ninotsminda Oil Company Limited a company registered in Cyprus with its registered office at 22 Stascicratous, Olga Court, PO Box 48, Nicosia, Cyprus (registered number 74623) represented by the company Representative in Georgia Mr Zaza Gorgadze (hereinafter referred to as the “Seller”) from one side, and Energy Trading Company Limited a company registered in Georgia with its registered office at 56 Burdzgla Street, Tbilisi (registered number 205271711) represented by its Director Mr Avtandil Shavishvili (hereinafter referred to as the “Buyer”) from another side.

WHEREAS

1)	SELLER and Georgian Oil Gas Corporation (GOGC) have rights to carry out petroleum operations under a Production Sharing Contract dated 15 February 1996 covering the Ninotsminda, West Rustavi and Manavi licence area in Georgia (the “PSC”) and, as a consequence of such operations, will have available for sale supplies of Associated Gas;

2)	The Seller and GOGC agree to take and sell separately their pro rata share of gas produced in accordance with the relevant allocation provisions contained in the PSC complying with the Agreement on Sales of Associated Natural Gas dated 30 April 2009 attached hereto as Appendix 1;

3)	Buyer has interest in rational utilization of the associated gas resources and in order to develop local infrastructure within Georgia wishes to purchase Associated Gas from Seller.

4)	The Law of Georgia on Electric Energy and Natural Gas is not applicable to the relations between Parties in the framework of this Agreement as to the use of natural gas producer and distribution licensees;

It is hereby Agreed As Follows:

2.	Definitions

2.1	If not stated otherwise the following terms have their meanings as follows:

2.1.1	Natural Gas – hydrocarbons in gaseous state at 1.2 mPa pressure and 20CO temperature satisfies the 5542-87 standard.

2.1.2	Delivery Point – as defined by Clause 6.

2.1.3	Force Majeure – state defined by Clause 12.

2.1.4	Party – the Seller and the Buyer separately.

2.1.5	Parties – the Seller and the Buyer individually or jointly.

2.1.6	Month – a calendar month starting at 10.00 AM of the first day of a calendar month and ending at 10.00 AM of the same calendar month during which gas is supplied or is to be supplied to the Buyer.

2.1.7	Report Period – any period during a year starting at 10.00 AM of any day ending at 10.00 AM of another day inclusively. This concept is used incase specification of a payment rule and is shown in the Appendix 1.

2.1.8	Quantity of the Natural Gas is defined by the Clause 5.

2.1.9	Price is defined by the Clause 7.

2.1.10	Third Party – any person not participating in this Agreement.

2.1.11	Commercial Act — delivery acceptance act made in accordance with this Agreement.

3.	Subject of the Agreement

3.1	The Seller sells and the Buyer buys the Associated Gas according to the conditions herein.

3.2	The Buyer shall receive the Associated Gas and shall pay its value as set forth in this Agreement.

3.3	The Buyer acknowledges the fact that the quality and specification of the Associated Gas is not in compliance with the 5542-87 standard.

3.4	Throughout the term of this Agreement, Associated Gas made available at the Delivery Point shall be in accordance with the gas quality specification requirements as may be agreed between the Sellers and the Buyer prior to the start date as the same may be amended, varied, modified or supplemented from time to time. The gas quality specification shall reflect the principles set out in Appendix 2.

4.	Term of the Agreement

4.1	This agreement is valid from 01 May 2009 to 01 May 2011.

4.2	This Agreement can be extended upon consent of the Parties.

4.3	The Agreement can be terminated in accordance with the legislation.

5.	Quantity of Associated Gas

5.1	During this Agreement the Seller shall deliver to the Buyer its pro rata share of Associated Gas which represents 65% of the total Associated Gas produced less any gas required for oil and gas operations at the field. As of the date of this Agreement this quantity equals approximately 32,500 cubic meters daily. The Seller’s liability to make Associated Gas available to the Buyer at the Delivery Point will be limited to the Seller’s pro rata share of the Associated Gas produced.

6.	Delivery Point

6.1	Delivery Point for the gas Associated Gas is the point within the Seller’s territory at zero point of the 325 mm gas pipeline with coordinates as follows: 8575631.64E– 4612318.06N (in GPS standards).

6.2	The Buyer is liable to accept Associated Gas at the Delivery Point defined above.

6.3	Title and risk of loss or damage to the Associated Gas made available hereunder shall pass to the Buyer at the Delivery Point.

6.4	As the existing gas pipeline from the measurement point at Patardzeuli village to Khashmi village is owned by a third party and therefore all maintenance works are to be carried out by this third party the Parties agree that the readings of the main meter shall be balanced by readings of the meters no.2 and no.4 as shown on the Appendix 3 to control this way all possible technical losses in the pipeline. In case such a balance is impossible the quantity shall be determined by the sum of readings of the meters no.2 and no.4.

7.	Price

7.1	Price for each one thousand cubic meters of Associated Gas delivered by the Seller to the Buyer amounts during the period from 1 May 2009 to 31 December 2009 the equivalent in national currency of 140 (one hundred and forty) US dollars net of VAT at the National Bank official exchange rate at the payment day according to the delivery-acceptance act signed between parties or an unilateral act issued by Seller (hereinafter the “Price”).

7.2	The Price may be adjusted upwards after the time period in Clause 7.1 upon agreement between the Parties to reflect any price increase in other natural gas imported to Georgia.

8.	Measurement Procedures

8.1	Actual quantity of Associated Gas delivered by the Seller to the Buyer during the calendar month to the Delivery Point as defined above by the Clause 6 shall be determined at 10.00 AM on the first day of the next month.

8.2	The quantity of Associated Gas transferred by the Seller to the Buyer shall be determined using the measurement device(s) installed at the Delivery Point that are certified by The Committee of Standards, Technical Regulations and Metrology of Georgia.

8.3	In case of failure of the measurement tools at the Delivery Point the quantity delivered by the Buyer to the Seller shall be determined as an average of 3 days prior and 3 days after failure of such a device multiplied by the number of days this device was not working.

8.4	If it is impossible to determine the quantity of delivered gas for 3 days after failure of the measurement device the quantity shall be determined only based on average of 3 days reading before such failure.

8.5	The Buyer and the Seller shall sign a delivery-acceptance act on actual quantity of Associated Gas delivered to the delivery point during a calendar month with corrected and non-corrected volumes, temperature and pressure computer reprints (upon Seller’s request). A copy of the delivery-acceptance act shall be handled to each Party.

8.6	Not later than 3rd day of each next month a commercial delivery-acceptance act shall be signed between parties. This act is the final document necessary for settlement and based on this document the Seller issues a commercial invoice.

8.7	If the Buyer refuses to sign the commercial delivery acceptance act or refuses to accept the volume of Associated Gas delivered to the Delivery Point then the Seller shall produce an unilateral act that shall be the basis for primary settlement. In case the Buyer shall not provide the claim in writing not later than next day after receipt of such an act this act shall gain a legal force for the final settlement.

9.	Settlement

91	Settlement between the Seller and the Buyer shall be made through a bank transfer in accordance with the delivery-acceptance act within no more than 5 (five) working days (upper bound for payment). The payment of this amount or any other funds due under this Agreement shall be considered as completed on the date the funds are received at the Seller’s bank account.

9.2	In case the liability to pay forfeit arises, the forfeit arisen under the agreement between Seller and Buyer shall be paid first of all followed by the payment of the main portion of the debt.

9.3	Any sum paid by Buyer to Seller’s bank account after the payment of the forfeit specified in paragraph 9.2, shall, first of all, be governed to cover the main portion of the debt arisen under previous and this gas sales agreements made between Seller and Buyer, so that the sum occurred earlier is paid first of all by “first came – first left” principle.

10.	Rights and Obligations of the Parties

10.1	The Seller is obliged to:

10.1.1	Deliver to the Buyer the quantity of Associated Gas as required by the Clause 6 to the Delivery Point defined by the Clause 5.

10.1.2	Notify other Party not less than 30 days prior to changing conditions, suspension or termination of this Agreement except cases defined in this Agreement.

10.1.3	Notify the Buyer not les than 3 days prior to stop supply or re-new delivery unless there is urgent necessity to do so.

10.2	The Seller has right to:

10.2.1	Stop supply of the Associated Gas with the notification of other Party (as described in the Clause 4.1.2) in case of breach of this Agreement or gas supply legislation of Georgia.

10.2.2	Immediately without notice stop Associated Gas supply in case it becomes known about a breach of the conditions that can be injurious to health or damage property.

10.2.3	The Seller has no responsibility for the Buyer’s grid, gas meters as well as for the measurement points defined compliance of the consumer hardware with standards and technical accuracy.

10.3	The Buyer is obliged to:

10.3.1	Have all rights to receive and supply Associated Gas in accordance with normative enactments acting in Georgia.

10.3.2	Measure delivered Associated Gas (at delivery point) using standard (certified) metering tools.

10.3.3	Pay to the Seller value in accordance with the established rules and volumes and Seller’s invoice.

10.4	The Buyer has right to measure the Associated Gas quantity.

11.	Liability of the Parties

11.1	The Buyer carries full responsibility to receive the Associated Gas including responsibility related to all necessary rights, permits and licenses anticipated by Georgian legislation.

11.2	Under the provisions of this Agreement non-payment of any amount within the time frame established by the Claus 7.2 (i.e. before the upper bound) the Buyer shall be charged a penalty amounting to 0.05% of the outstanding amount per each day delayed.

12.	Force Majeure

12.1	Force Majeure situation is defined as special and extreme circumstances making a Party to this Agreement unable to fulfill its provisions and that are beyond the will or control of the Party and prediction and/or avoidance of such circumstances is impossible based on existing knowledge level of and technical development. Force Majeure is but not limited to the following events or circumstances:

(a)	War (declared or not) actions of an exterior enemy, revolution, coup d’etat, terrorist act, blockade, military overturn, fire, civil disturbances and sabotage;

(b)	Extremely sever environmental conditions that were reasonably unexpected in a specific location at a specific time period (e.g. frost, flood, thunderstorm, earthquake, landslide, etc.)

(c)	Explosions, fire or damage of gas production, processing and transportation means which reasonable prevents gas delivery to the delivery point.

(d)	Repairs of damages or any other unexpected trouble-shooting on gas pipelines.

12.2	A Party under the Force Majeure situation shall notify in writing another Party and provide related evidence and motivation about beginning as well as ending of such a situation immediately (or in any reasonable time frame, if this is impossible).

12.3	During the Force Majeure situation in case of existence of notification related evidences a failure of fulfillment of obligations by a Party shall be considered as valid or shall be postponed until the force majeure situation is over.

12.4	No financial default or changing commercial conditions shall be considered as force majeure,

12.5	In case duration of the Force Majeure situation of more than five (5) days after written notice each Party has right to notify another on termination date of this Agreement. In case force majeure continues infinitely the Agreement shall be considered as terminated. Termination of the Agreement shall not release a Party from financial obligation arisen before Force Majeure.

13.	Additional Provisions

13.1	This Agreement is made in Georgian in three copies of equal legal force.

13.2	Any amendment to this Agreement shall gain legal force in case it is made in writing and endorsed by rightful representatives of the Parties.

13.3	All disputes shall be settled through negotiations. In case no agreement is reached the case shall be considered by the Georgian Court.

14.	Details of Parties

Seller	Buyer
Ninotsminda Oil Company Limited	Energy Trading Company Limited
22 Stasicratous, Olga Court, 1st Floor, Nicosia	56 Burdzgla Street, Tbilisi, Georgia
Cyprus, P.O.Box 20048	Tel.: 439 444
Reg.# 74623	Id Code: 205271711
HSBC	Azerbaijan International Bank Georgia
Acc.# 60304655 Sort Code 400515	Bank code 220101912
IBAN GB18MIDL40051560304655	Acc #: 3603000003
Ninotsminda Oil Company Limited
Bank ID BIC: MIDLGB22

Dr Zaza Gorgadze	Avtandil Shavishvili
NOCL Representative in Georgia	Director

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